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                                                                    Exhibit 99

PRESS RELEASE


FOR IMMEDIATE RELEASE

Date:          November 24, 2004
Company:       Central Federal Corporation
               2923 Smith Road
               Fairlawn, Ohio  44333
Contact:       David C. Vernon
               Chairman, President and CEO
Phone:         330.666.7979                     Fax:       330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES UPDATE TO SPECIAL STOCKHOLDERS' MEETING TO APPROVE REVERSE STOCK SPLIT

Fairlawn, Ohio - November 24, 2004 - Central Federal Corporation (Nasdaq: GCFC) announced that the Board has unanimously approved a 1-to-500 reverse stock split of the Company's common stock as part of a "going private" transaction. The Company had previously announced that the reverse stock split would be proposed at a ratio of 1-to-1,000 shares. After considering the number of shares to be purchased, the total cost to the Company, and the number of stockholders remaining after a reverse stock split, the Board of Directors concluded that a reverse split of 1-to-500 was advisable.

At a special meeting of stockholders to be held on a date to be announced, stockholders will be asked to approve the reverse stock split by authorizing an amendment to the Company's Certificate of Incorporation. The record date for the meeting that was previously announced by the Company to be November 11, 2004 has been extended to a later date to be announced.

If the proposed reverse stock split is approved, each stockholder would receive one share of new common stock for each 500 shares of the Company's common stock owned on the effective date of the reverse stock split. No fractional shares would be issued. Any fractional share resulting from the split would be redeemed by the Company for a cash payment equal to $14.50 per pre-split share. The Company expects to pay cash from working capital of approximately $2,068,500 in the aggregate to repurchase fractional shares and pay the costs of the transaction. If the amendment to the Company's Certificate of Incorporation receives approval at the special meeting of stockholders, the Board intends to effect the split immediately thereafter.

As a result of the split, the Company expects to have fewer than 300 record holders of its common stock, permitting the Company to terminate the registration

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of its common stock with the Securities and Exchange Commission under the
Securities Exchange Act of 1934. The Company intends to apply for such termination as soon as practicable after effecting the split. Thereafter, the Company's common stock no longer will be quoted on Nasdaq(R), but it will be eligible for quotation in the over-the-counter market maintained by the NASD Electronic Bulletin Board (OTCBB) so long as the Company remains current in its filings with the US Department of Treasury, Office of Thrift Supervision, and one or more market makers undertakes to make a market in the Company's common stock. At least one market maker that currently follows the Company is expected to continue to make a market in the Company's common stock on the OTCBB.


About Central Federal Corporation and CFBank

Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio. Reserve Mortgage Services, Inc., an Ohio corporation with offices in Akron, Ohio and Atlanta, Georgia, originates and services residential mortgages and became a wholly owned subsidiary of CFBank on October 22, 2004.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.